Exhibit 99.1
Holly Energy Partners Declares Distribution
Increases quarterly distribution from $0.765 to $0.775 per unit
DALLAS, TX, April 23, 2009 — Holly Energy Partners, L.P. (NYSE:HEP) today announced declaration of its cash distribution, for the first quarter of 2009, of $0.775 per unit. For the prior quarter, $0.765 was distributed to unit holders. Holly Energy has increased its distribution to unitholders every quarter since becoming a public partnership in July 2004. This increase marks the eighteenth consecutive quarterly increase. The distribution will be paid May 14, 2009, to unit holders of record May 5, 2009.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides transportation and terminal services to the petroleum industry, including Holly Corporation, which currently owns a 46% interest in the Partnership. The Partnership owns and operates crude and product pipelines and terminals located in Texas, New Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
FOR FURTHER INFORMATION, Contact:
Bruce Shaw, Senior Vice President & Chief Financial Officer
M. Neale Hickerson, Vice President, Investor Relations
Holly Energy Partners
214/871-3555